Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Provides Updated Outlook for the First Quarter of 2007
Company also Announces Stock Buyback Program
SAN JOSE, Calif., March 21, 2007 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, is updating its business outlook for the first quarter of 2007. The company has also announced that its board of directors has approved a stock buyback program covering up to $200 million of Komag’s common stock and that, subject to first raising additional financing, it will call for redemption of the remaining $80.5 million aggregate principal amount of its outstanding 2.0% convertible subordinated notes due 2024.
The company’s previous outlook for the first quarter of 2007 was for revenue to be down approximately 2% to 3% over the fourth quarter of 2006, with expected net margin of between 12% and 14%. The company now expects total revenue to be slightly above its total revenue for the fourth quarter of 2006 and net margin to be somewhat below the midpoint of the prior guidance of 12% to 14%. The expected net revenue and net margin include effects of the sale of some precious metal inventory. The company has also continued to increase its inventories of precious metals to support the production ramp of its PMR media.
Repurchases under the stock buyback program will occur through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements. The program allows the company to repurchase shares at its discretion. Market conditions will influence the timing and number of shares repurchased.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company’s current judgment and include, but are not limited to, statements that total revenue in the first quarter of 2007 is expected to be slightly above total revenue for the fourth quarter of 2006, net margin in the first quarter of 2007 is expected be somewhat below the midpoint of the previously stated range of 12% to 14%, the expectation that the company may raise additional financing, and subject to raising additional financing, the company will call for redemption of the outstanding 2% convertible subordinated notes due 2024. The company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, changes in customer demand relative to existing commitments and prior forecasts, the ability of the company to raise financing on attractive terms and timing of such financing, the company’s ability to achieve operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the company and customers of their obligations under the respective increased capacity arrangements, changes in demand, changes in the price and availability of raw materials (including ruthenium which has recently experienced significant price increases), sales of excess raw materials inventory, the company’s ability to increase capacity, variability in demand and associated impact on average selling price of disks, the company’s ability to satisfy customer qualification requirements and meet shipping demands, the company’s expectation that industry unit demand will continue to grow and not decline and the company’s ability to produce new generation disks in volume and the other factors described in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.